Exhibit 10.17
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (“Agreement”), dated this 28th day of September 2007, by and between SHAWN CURTIS CUMMINGS (the “Executive”) and GREENPOINT INSURANCE GROUP, INC. (“GIG”).
W I T N E S S E T H
     WHEREAS, Executive has been employed by GIG as its President.
     WHEREAS, First Community Bancshares, Inc. (“FCBI”) has agreed to purchase all of the outstanding common stock of GIG and to hold GIG as a subsidiary of FCBI, and has made the Executive entering into this Agreement a condition to closing such purchase;
     WHEREAS, GIG wants to ensure that Executive remains as its President;
     WHEREAS, Executive wants to remain President in a structure where GIG is affiliated with a larger financial organization, with total compensation and overall benefits that are likely to exceed, over time, that to which he had previously been entitled;
     WHEREAS, GIG wishes to ensure protection of its business interests, customer relationship and Confidential and Proprietary Information;
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, Executive and GIG do agree to the terms of employment as follows:
     1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:
          (a) Affiliate. Affiliate of any person or entity means any stockholder or person or entity controlling, controlled by under common control with such person or entity, or any director, officer or key executive of such entity or any of their respective relative. For purposes of this definition, “control”, when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.
          (b) Base Salary. “Base Salary” shall have the meaning set forth in Section 4(a) hereof.
          (c) Business. “Business” means all right, title and interest of GIG in and to any and all rights, properties, property fights, proprietary information, assets, goodwill, or expectancies relating to the insurance agency and brokerage business of GIG and its subsidiaries, whether tangible or intangible, real, personal or mixed, including receivables due or paid on or after the closing of the transactions pursuant to the Stock Purchase Agreement referenced in Section 4 hereof, Insurance Contracts, Expirations, Commissions and Records.

          (d) Cause. “Cause” means that GIG has determined in good faith that the Executive has:
(i)	engaged in criminal, fraudulent or dishonest conduct;

(ii)	acted in a manner that brings or is reasonably likely to bring GIG or any Affiliate into public disgrace or disrepute;

(iii)	violated any law or regulation with which GIG is required to comply or any GIG policy;

(iv)	failed to satisfactorily perform his duties as reasonably directed by GIG, after having been provided with notice hereunder and a 15 day opportunity to cure such unsatisfactory conduct;

(v)	failed to comply with any lawful written instruction of the GIG Board;

(vi)	breached this Agreement or any other material duty owed to GIG, including but not limited to the Executive’s fiduciary duty and duty of loyalty.
          (e) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (f) Competing Business. “Competing Business” shall mean any business or enterprise that sells or provides a product or service that is the same or similar to a product or service (i) then being sold or provided by GIG or an Affiliate and (ii) at any time during the twelve (12) months prior to the Date of Termination, in which Executive was involved, to which the Executive’s responsibilities related or about which the Executive had access to Confidential or Proprietary Information.
          (g) Confidential and Proprietary Information. “Confidential and Proprietary Information” shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the Business, or financial condition of GIG, its subsidiaries or any Affiliate of GIG or its subsidiaries, or any of GIG’s, its subsidiaries’ or any such Affiliate’s trade secrets, including, without limitation, all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information regardless of how stored or recorded relating to the Business, including, but not limited to, its Insurance Contracts, Expirations, Records, finances, contemplated acquisitions, business plans, compensation systems, incentive programs, prospective customers, marketing, investigation, surveys, research, computer systems, employees, or customers (including lists of customers and former customers and information relating to the products or services that customers or former customers purchased); and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of the Executive, the knowledge of which gives or may give GIG, its subsidiaries or any Affiliate of GIG or its subsidiaries, an advantage over any person not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by the Executive or (ii) was disclosed to the Executive by a person who the Executive did not reasonably believe was bound to a confidentiality or similar agreement with the Employers.

          (h) Commissions. “Commissions” means all present and future rights to commissions, fees and income paid or payable to GIG or any of its subsidiaries on and after the closing of the transactions pursuant to the Stock Purchase Agreement referenced in Section 4 hereof, arising out of or in connection with the existing insurance policies, accounts and insurance agency and brokerage business of GIG and its Subsidiaries.
          (i) Covered Period. “Covered Period” shall mean twenty-four (24) months after the Executive’s employment ends for any reason, whether voluntary or involuntary. Covered Period under this Agreement is to be interpreted separately and independent of the Covered Period as defined in the Stock Purchase Agreement.
          (j) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, (ii) if Executive’s employment ends as a result of his death, the date of his death; or (iii) if the Executive’s employment ends for any other reason, the date on which a Notice of Termination is given or as otherwise specified in such Notice.
          (k) Disability. “Disability” shall mean Executive’s physical or mental inability to perform his duties under this Agreement, even with reasonable accommodation, for more than twenty-six (26) weeks, whether or not consecutive, in any twelve-month period.
          (l) Expirations. “Expirations” means all customer lists, all records concerning insurance accounts or policies obtained or compiled by GIG or its subsidiaries during the course of their insurance business, all expirations of such insurance policies and records thereof, and all rights to and under insurance policies sold by GIG or its subsidiaries and in force as of the closing of the transactions pursuant to the Stock Purchase Agreement referenced in Section 4 hereof, and to the renewals thereof (whether such rights exist or are derived pursuant to any of the Insurance Contracts or otherwise).
          (m) Insurance Contracts. “Insurance Contracts” means all contracts and agreements for insurance products between GIG or its subsidiaries (or other employees of GIG or its subsidiaries) and any insurance company, carrier, broker, underwriter, producer, insurance agency or agent, or other such firms or Persons as of the closing of the transactions pursuant to the Stock Purchase Agreement referenced in Section 4 hereof.
          (n) Notice of Termination. Any purported termination of the Executive’s employment by GIG for any reason, including without limitation for Cause or Disability, or by the Executive for any reason other than death, shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of GIG’s termination of Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 14 hereof. After a Notice of Termination is given, GIG may place the Executive on administrative leave with pay until the Date of Termination and during any such administrative leave, the Executive shall not be authorized to take any actions or make any statements on behalf of GIG and shall fully cooperate with GIG in the fulfillment or transition of his job duties.
          (o) Person. “Person” shall have the same meaning as that term is applies in Sections 13(d) and 14(d) of the Exchange Act.
          (p) Records. “Records” means all books, records, files, correspondence, research data and work in process as of the closing of the transactions pursuant to the Stock Purchase Agreement referenced in Section 4 hereof, pertaining to the current or former insurance agency and brokerage business of GIG.
          (q) Restricted Area. “Restricted Area” shall be 100 miles from any location where GIG is engaged in the Business to which, during the twelve (12) months prior to the Date of Termination, the Executive’s responsibilities related or about which the Executive had access to Confidential or Proprietary Information.
          (r) SPA. “SPA” means the Stock Purchase Agreement dated September 28, 2007, between FCBI, GIG and the parties named therein.
          (s) Separation from Service. The termination, whether voluntary or involuntary, of the Executive’s employment with GIG for reasons other than death. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether GIG and the Executive intended for the Executive to provide significant services for GIG following such termination. A termination of employment will not be considered a Separation from Service if:
     (i) the Executive continues to provide services as an employee of GIG at an annual rate that is twenty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or
     (ii) the Executive continues to provide services to GIG in a capacity other than as an employee of GIG at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).
          (t) Specified Employee. Pursuant to Code Section 409A, a Specified Employee shall mean a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of GIG if any stock of FCBI is publicly traded on an established securities market or otherwise.
          (u) Term of Employment. Term of Employment shall have the meaning described in Section 3 below.

     3. Term of Employment.
          (a) GIG hereby employs the Executive as President of GIG, and the Executive hereby accepts said employment and agrees to render such services to GIG, on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall be for a term of five years, commencing on the date of this Agreement, unless such term is extended as provided in this Section 3 (“Term of Employment”).
          (b) During the Term of Employment, the Executive shall perform such executive services for GIG as may be consistent with his titles and from time to time assigned to him by the GIG Board.
               The Executive shall devote his full business time, attention, skill and energy to the Business of GIG and shall not engage or prepare to engage in any other business activity, whether or not such business activity is pursued for gain, profit or other economic or financial advantage. The Executive and GIG agree that the Executive’s position is essential to GIG’s success and that the highest level of performance is required from the Executive.
               The Executive shall comply with the standards and policies that GIG in its sole discretion may from time to time establish.
     4. Compensation and Benefits.
          (a) During the Term of Employment, GIG shall compensate and pay the Executive for his services during the term of this Agreement at a base monthly salary (“Base Salary”) of $14,583.34 per month. No changes to Base Salary may be made without the approval of the GIG Board. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the GIG Board in its sole discretion.
          (b) During the Term of Employment, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Company, to the extent commensurate with his then duties and responsibilities as fixed by the Board of Directors of the Company and GIG. The Executive will also be eligible to participate in and receive incentive bonus payments that have been established by FCBI pursuant to Section 5.10 of the SPA.
          (c) During the Term of Employment, the Executive shall be entitled to take vacation in accordance with GIG’s established policies, provided, however, that the Executive shall not be entitled to receive any additional compensation for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of GIG.
          (d) In the event the Executive’s employment is terminated due to Disability, Employee shall be eligible for any continuation of life, medical, dental and disability benefits in an amount and to the extent provided by GIG’s established policies.

     5. Expenses. GIG shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of GIG, including, but not by way of limitation, traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of GIG. If such expenses are paid in the first instance by the Executive, GIG shall reimburse the Executive therefore, as may be appropriate under the circumstances.
     6. Termination.
          (a) GIG shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including, without limitation, termination with or without Cause or for Disability, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.
          (b) In the event that during the Term of Employment, (i) the Executive’s employment is terminated by GIG for Cause, (ii) the Executive’s employment ends as result of death or (iii) the Executive terminates his employment hereunder, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination other than for Base Salary accrued through the Date of Termination.
          (c) In the event that the Executive’s employment is terminated as a result of Disability during the term of this Agreement, the Executive shall receive his salary for the period, if any, after the Date of Termination to which he would be entitled under any then existing GIG policy. The payment shall be made in accordance with any such policy.
          (d) In the event that the Executive’s employment is terminated by GIG for other than Cause, the Executive’s Disability, or the Executive’s death, then GIG shall take the following action with respect to the Executive, provided that the Executive has certified that the Executive has complied with Section 7 of this Agreement and has signed in the form provided by GIG a general release of any and all claims the Executive may have against the GIG or its Affiliates or any of GIG’s or its Affiliates then current or former officers, directors, or employees and such release has become effective: Pay to the Executive a cash severance amount equal to the Executive’s monthly Base Salary as in effect immediately prior to the Date of Termination multiplied by twelve (12) (“Severance Pay”). The parties hereto acknowledge that no Holdback Payment or Earn-Out Payment paid by the Company in acquisition of GIG shall be considered for purposes of determining Severance Pay. Such Severance Pay shall be paid in monthly installments beginning with the first business day of the month following the date the release becomes effective and continuing for one (1) year. However, no such Severance Pay will be paid to the Executive unless the Executive has Separated from Service.
          (e) Notwithstanding paragraph (d) of this Section 6, if the Executive is considered a Specified Employee, upon Separation from Service in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six months after the date of such Separation from Service. Therefore, in the event this paragraph 6(e) is applicable to the Executive, any distribution or series of distributions to be made due to a Separation from Service shall commence no earlier than the first day of the seventh month following the Separation from Service.
          (f) Upon a termination of Executive’s employment conducted in accordance with the terms of this Agreement, Executive shall be entitled to remove from his office at GIG the following items: (i) Executive’s personal artwork on his office walls; (ii) Executive’s personal family pictures and frames; (iii) Executive’s fish tank and base cabinet; and (iv) Executive’s desk and desk chair, credenza, hutch side table, two chairs and round table with accompanying chairs.
     7. Restrictions Respecting Competing Businesses, Confidential Information, etc.
          (a) The Executive is subject to certain restrictions regarding competing businesses and confidential and proprietary information set forth in the SPA, to which both the Executive and GIG are parties. Those restrictions are based on the Executive’s sale of the majority ownership of GIG. The provisions in this Section 7 are entered into based on the Executive’s employment by GIG after the sale. These are separate and independent commitments and the Executive is required to comply with both Section 5.10 of the Stock Purchase Agreement and this Section 7. The Executive acknowledges and agrees that by virtue of the Executive’s position and involvement with the Business and affairs of GIG, the Executive has developed and will continue to develop substantial expertise and knowledge with respect to all aspects of GIG’s Business, affairs and operations and has had and will continue to have access to all significant aspects of the Business and operations of GIG and to Confidential and Proprietary Information.
          (b) The Executive hereby covenants and agrees that, during the Term of Employment and thereafter, unless otherwise authorized by GIG in writing, the Executive shall not, directly or indirectly, under any circumstance: (i) disclose to any other person or entity (other than in the regular course of Business of GIG) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of GIG; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other than for the sole and exclusive benefit of GIG; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. When the Executive’s employment ends for any reason, the Executive shall return all copies of documents, data, records and other items containing any Confidential and Proprietary Information (regardless of the medium in which maintained or stored).
          (c) During the Covered Period, the Executive shall not, directly or indirectly,
     (i) in the Restricted Area, manage, own, advise, operate, control or be employed or participate in any Competing Business, or
     (ii) induce, encourage or influence any Person that at that time has a business relationship with GIG, any subsidiary or any Affiliate thereof, in which

Executive was involved or about which Executive had access to Confidential or Proprietary Information, to discontinue, reduce the extent of, or modify in a manner adverse to GIG, such relationship.
     For purposes of this Agreement, the Executive shall be deemed to be directly or indirectly participating in a business if he is engaged or interested in that business as a stockholder, director, officer, or executive, agent, partner, individual proprietor, consultant, advisor, or otherwise, but not if the Executive’s interest and involvement is limited solely to the ownership of not more than 5% of the securities of any class of equity securities of a corporation or other Person whose shares are listed or admitted to trade on a national securities exchange or are quoted on the Nasdaq Global Market or a similar means if the Nasdaq Global Market is no longer providing such information.
          (d) While the Executive is employed by GIG and for one (1) year after the Date of Termination, the Executive shall not hire, or solicit or attempt to solicit for hire a Covered Employee, encourage another Person to hire a Covered Employee, or otherwise seek to adversely influence or alter such Covered Employee’s relationship with GIG, any subsidiary or any of their Affiliates (except during the Executive’s employment with GIG, when acting on the good faith belief that ending the Covered Employee’s employment would be in GIG’s best interest). A “Covered Employee” shall be any person who has been employed by GIG, any subsidiary or any of their Affiliates with whom Executive worked or about whom he had access to Confidential and Proprietary Information, as of the date any action prohibited by the preceding sentence occurs or within the twelve (12) months prior to such date.
          (e) The Executive acknowledges that as a result of Executive’s employment with GIG, Executive has held and will continue to hold a position of the highest trust in which Executive comes to know GIG’s employees, its customers and its Confidential and Proprietary Information, as well as that of its Affiliates. The Executive agrees that the provisions of Section 7 (c) and (d) are necessary to protect GIG legitimate business interests. The Executive warrants that these provisions will not unreasonably interfere with his ability to earn a living or to pursue his occupation after his employment ends for any reason. Executive agrees to promptly notify GIG of the name and address of any Person or entity to which Executive provides services during the Covered Period and authorizes GIG, after consultation with Executive as to the form and content of any such notice, to notify that entity of Executive’s obligations under this Agreement.
          (f) The parties hereto agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide GIG with any broader, further or other remedy or protection than those provided herein.
          (g) Because the breach of any of the provisions of this Section 7 will result in immediate and irreparable injury to GIG for which GIG will not have an adequate remedy at law, GIG shall be entitled, in addition to all other rights and remedies, to seek a decree of specific performance of the restrictive covenants contained in this Section 7 and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.
          (h) The parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in the Agreement will be construed against the party drafting such agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party. If any provision of this Section 7 shall be deemed invalid as to its scope, then notwithstanding such invalidity, that provision shall be deemed valid to the fullest extent permitted by law, and the parties agree that, if any court makes such a determination, the parties authorize the court to reduce the duration, scope or area of such provisions and to delete specific words and phrases and, in such modified form, to be enforced to the fullest extent permitted by law.
     8. Cooperation in Legal Proceedings. After the Date of Termination, the Executive agrees to reasonably cooperate with GIG, its subsidiaries and any of its Affiliates in the defense or prosecution of any claims or actions that may be brought against or on behalf of GIG, its subsidiaries or its Affiliates, which relate to events or occurrences that transpired while the Executive was employed by GIG. The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of GIG, its subsidiaries or any of its Affiliates. The Executive also agrees to reasonably cooperate with GIG, its subsidiaries and any of its Affiliates in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to any acts or omissions that transpired while the Executive was employed by GIG. The Executive understands that in any legal action, investigation, or review covered by this Section 8 that GIG expects the Executive to provide only accurate and truthful information or testimony. GIG will pay expenses necessarily and reasonably incurred by the Executive in complying with this Section.
     9. Work Product. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to GIG or its subsidiaries and Affiliates’ research and development or existing or future products or services and that are conceived, developed or made by the Executive while employed by GIG or using Confidential and Proprietary Information (“Work Product”) belong to GIG, its subsidiaries or their Affiliates (as applicable). The Executive shall promptly disclose such Work Product to the board of directors of GIG and perform all actions reasonably requested by the board of directors (whether during or after the Executive’s employment) to establish and confirm GIG’s ownership ( including, without limitation, executing assignments, consents, powers of attorney and other instruments).
     10. Return of Property. On and after the Date of Termination for any reason, or at any time during the Executive’s employment, on the request or direction of GIG, the Executive will immediately deliver to GIG any or all equipment, property, material, Confidential and Proprietary Information, Work Product or copies thereof which are owned by GIG and are in the Executive’s possession or control. This includes documents or other information prepared by the

Executive, on Executive’s behalf or provided to the Executive in connection with the Executive’s duties while employed by GIG, regardless of the form in which such document or information are maintained or stored, including computer, typed, written, electronic, audio, video, micro-fiche, imaged, drawn or any other means of recording or storing documents or other information. The Executive hereby warrants that the Executive will not retain in any form such documents, Confidential and Proprietary Information, Work Product or other information or copies thereof. The Executive may retain a copy of this Agreement and any other document or information describing any rights the Executive may have after the termination of the Executive’s employment.
     11. [Intentionally Left Blank.]
     12. Withholding. All payments required to be made by GIG hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as GIG may reasonably determine should be withheld pursuant to any applicable law or regulation.
     13. Assignability. GIG may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which GIG may hereafter merge or consolidate or to which GIG may transfer all or substantially all of their assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of GIG hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.
     14. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and addressed to the respective addresses set forth on the signature page hereto. Any notice, request, demand or other communication shall be deemed to have been duly given (as the case may be) upon the earliest of (a) the date it is actually received, (b) the business day after the day on which it is delivered by hand, (c) the business day after the day on which it is properly deposited with Federal Express (or a comparable overnight delivery service) and delivery is specified for the next business day, or (d) the third business day after the day on which it is deposited in the United States certified or registered mail, return receipt requested, postage prepaid. GIG or the Executive may change its address by notifying the other party of the new address in any manner permitted by this Section 14.
     15. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of GIG to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     16. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of North Carolina.
     17. Nature of Obligations. Nothing contained herein shall create or require GIG to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from GIG hereunder, such right shall be no greater than the right of any unsecured general creditor of GIG.
     18. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     19. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.
     20. Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.
     21. Entire Agreement. This Agreement embodies the entire agreement between GIG and the Executive with respect to the matters agreed to herein except as specified in the SPA. All prior agreements between GIG and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect except as specified in the SPA.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

GREENPOINT INSURANCE GROUP, INC.

Address:	By:	/s/ Robert L. Buzzo

Chairman
One Community Place
P.O. Box 989
Bluefield, VA 24605-0989

EXECUTIVE

Address:	By:	/s/ Shawn C. Cummings

Shawn Curtis Cummings
1844 Buxton Way
Burlington, NC 27215